    As filed with the Securities and Exchange Commission on January 29, 2002
                                            Registration Statement No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             PREMIER AXIUM ASP, INC.
                             -----------------------
             (Exact name of registrant as specified in its charter)

          Nevada                                          88-0422308
-------------------------------                  -------------------------------
(State or Other Jurisdiction of                  (I.R.S. Employer
Incorporation or Organization)                   Identification Number)

                       9025 Wilshire Boulevard, Suite 400
                         Beverly Hills, California 90211
                         -------------------------------
                    (Address of Principal Executive Offices)

                PREMIER AXIUM 2001/Q4 RESTRICTED SHARE GRANT PLAN
                            (Full Title of the Plan)

                             Premier Axium ASP, Inc.
                       9025 Wilshire Boulevard, Suite 400
                         Beverly Hills, California 90211
                           Attention: Christine Favara
                           ---------------------------
                     (Name and Address of Agent for Service)

                                 (310) 786-8434
                                 --------------
          (Telephone Number, Including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE

==================================== =================== =================== =================== ===================
                                                              Proposed            Proposed
                                           Amount             Maximum             Maximum
        Title of Securities                to be           Offering Price        Aggregate           Amount of
         to be Registered                Registered         Per Share(1)      Offering Price(1)    Registration Fee
------------------------------------ ------------------- ------------------- ------------------- -------------------

Common Stock, $0.001 par value          175,000,000          $0.02              $3,500,000           $322.00

==================================== =================== =================== =================== ===================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices per share of Common Stock of the Registrant as reported on the OTC Bulletin Board on January 25, 2002.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         Premier Axium ASP, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         (c) The description of the Company's Common Stock, $0.001 par value per share (the "Common Stock") contained in the Company's Registration Statement on Form 10-SB (Registration Statement No. 000-30567), filed with the Securities Exchange Commission (the "Commission") pursuant to the Exchange Act.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference herein, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document subsequently filed which is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         Under Nevada law, director immunity from liability to a corporation or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a corporation's articles of incorporation (which is not the case with the Company's articles of incorporation). Excepted from that immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful); (iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

         Under certain circumstances, Nevada law provides for indemnification of the Company's officers, directors, employees and agents against liabilities that they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on the Company's behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

         The foregoing is only a summary description and is qualified in its entirety by reference to the applicable Nevada Revised Statutes, specifically Sections 78.037, 78.295, 78.300, 78.7502, 78.751 and 78.752 thereof.

         The statutory provisions also grant the Company the power to purchase and maintain insurance which protects the Company's officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by the Company.

         Except as otherwise disclosed herein, the Company has no contracts in effect providing any person or entity with any specific rights of indemnification to the fullest extent provided under Nevada law. The Company has no special insurance against liability although the Company's by-laws provide that the Company may, unless prohibited by Nevada law, maintain such insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company's directors, officers and controlling persons, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the Company's payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with any securities being registered, the Company will, unless, in the opinion of the Company's legal counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         3.1      Certificate of Incorporation of Premier Axium ASP, Inc., as
                  heretofore amended
         3.2*     By-Laws of Premier Axium ASP, Inc., as heretofore amended
         4.1      Premier Axium ASP, Inc. Year 2001 Restricted Share Plan
         5.1      Opinion of Haney Woloson & Mullins.
         23.1     Consent of Chisholm & Associates.
         23.2     Consent of Haney Woloson & Mullins (included in Exhibit 5 to this Registration Statement).
---------------
* Incorporated by reference to the corresponding exhibit filed by the Registrant with the registration statement on Form 10-SB (Registration No. 000-30567).

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) to include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) to include any additional or changed material
                  information with respect to the plan of distribution not previously disclosed in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California, on this 25th day of January, 2002.

                                             PREMIER AXIUM ASP, INC.


                                             By:      /s/ Christine Favara
                                                --------------------------------
                                                 Name:  Christine Favara
                                                 Title: Director, President and
                                                        Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                      Title                          Date
        ---------                      -----                          ----

/s/ Christine Favara          Director, President, and Chief    January 25, 2002
--------------------------    Executive Officer (Principal
                              Executive Officer)


/s/ Tracey Haggerty           Treasurer,Secretary,              January 25, 2002
--------------------------    (Principal Financial and
                              Accounting Officer)


/s/ Frank Wright              Director                          January 25, 2002
--------------------------

                                  EXHIBIT INDEX

Exhibit                                                                     Page
  No.                                    Description                         No.
-------                                 -----------                         ----
3.1         Certificate of Incorporation of Premier Axium ASP, Inc.,
            as heretofore amended
3.2*        By-Laws of Premier Axium ASP, Inc., as heretofore amended
4.1         Premier Axium ASP, Inc. Year 2001 Restricted Share Plan
5.1         Opinion of Haney Woloson & Mullins.
23.1        Consent of Chisholm & Associates.
23.2        Consent of Haney Woloson & Mullins (included in Exhibit 5
            to this Registration Statement).
---------------
* Incorporated by reference to the corresponding exhibit filed by the Registrant with the registration statement on Form 10-SB (Registration No. 000-30567).